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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("AGREEMENT") is made and entered into on this 30th day of November 2000, effective as of the date hereof by and between AMERlPATH, INC., a Delaware corporation (the "COMPANY"), and BRIAN C. CARR (hereinafter, the "EXECUTIVE").

                                    RECITALS

     A. The Executive is currently employed by Pathology Consultants of America, Inc. (d/b/a/ Inform DX) ("PATHOLOGY") as its Chief Executive Officer pursuant to an employment agreement dated August 1, 1997 (the "PRIOR EMPLOYMENT AGREEMENT").

     B. The Company owns and maintains a one hundred percent (100%) interest in AMP Merger Corp. (the "MERGER CORP.").

     C. Pursuant to that certain Agreement and Plan of Merger, dated November 7, 2000, by and among the Company, Pathology and Merger Corp. (the "MERGER AGREEMENT") Merger Corp. shall be merged with and into Pathology (the "MERGER"), and Pathology as a result shall become a wholly owned subsidiary of the Company.

     D. As a result and in connection with the Merger, the Company and the Executive now wish to enter into this new Agreement, which is intended to supercede and replace the Prior Employment Agreement in its entirety, to reflect the Executive's new position and duties, his compensation, and other terms and conditions of his employment as President of the Company. As of the Commencement Date hereof, the Prior Agreement shall terminate and no longer have any force and effect.

     F. This Agreement will take effect upon, and solely in the event of, the consummation of the transactions contemplated under the Merger Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1.    EMPLOYMENT.

           1.1 EMPLOYMENT AND TERM. During the Term of Employment under this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

           1.2 DUTIES OF EXECUTIVE. During the Term of Employment under this Agreement, the Executive shall serve as the President of the Company, shall report directly to James C. New, the Chairman of the Board of Directors (the "BOARD") and CEO of the Company,

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shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall comply with the Company's employment policies and practices generally applicable to its officers and employees including, without limitation, insider trading and confidentiality policies. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees,
(ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not interfere with or detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

     2. TERM OF EMPLOYMENT. The term of employment under this Agreement, and the employment of the Executive hereunder (the "TERM OF EMPLOYMENT"), shall commence on the Effective Time of the Merger as defined in the Merger Agreement (the "COMMENCEMENT DATE") and shall terminate upon the date on which the employment of the Executive is terminated pursuant to and in accordance with
Section 5 hereof (the "EXPIRATION DATE").

     3.    COMPENSATION.

           3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $270,000 (the "BASE SALARY") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

           3.2   BONUSES.

                 a.    During the Term of Employment, for each Bonus Period
(as defined below), the Board shall establish a bonus pool from which the Executive shall be eligible to receive an annual bonus potentially equal to thirty five percent (35%) of the Executive's Base Salary (the "BONUS PAYMENT"), to be determined by the Board and based upon the satisfaction by the Executive and/or the Company of the goals (the "GOALS"), to be established by December 31, 2000. Notwithstanding the foregoing, in the event that the Goals are either exceeded or not fully achieved for a Bonus Period, the Executive may be eligible to receive a Bonus Payment in an amount in excess of or less than thirty-five percent (35%) of the Executive's Base Salary, as determined by the Chairman of the Board and CEO (the "CHAIRMAN") in his sole discretion. The amount of the annual bonus payable to the Executive for a Bonus Period shall be equal to the sum of the following Goals that have been satisfied with respect to such Bonus
Period:

                       (i) QUANTITATIVE GOALS: If the Quantitative Goals (as set forth on Exhibit A) are satisfied for the Bonus Period, the Executive shall receive an amount equal to sixty percent (60%) of the Bonus Payment; and

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                       (ii)    QUALITATIVE GOALS: If the Qualitative Goals
(as set forth on Exhibit A) are satisfied for the Bonus Period, the Executive shall receive an amount equal to forty percent (40%) of the Bonus Payment.

           Notwithstanding the foregoing, for the 2001 Bonus Period, the bonus payable by the Company to the Executive shall in no event be less than Fifty Thousand Dollars ($50,000).

                 b. For the Bonus Period in which the Executive's employment with the Company terminates for any reason other than by the Company for Cause under Section 5.1 hereof, provided that the Executive has been continuously employed with the Company for a minimum of six (6) months during such Bonus Period, the Company shall pay the Executive a pro rata portion (based upon the period beginning on the first day of the Bonus Period and ending on the date on which the Executive's employment with the Company terminates) of the bonus otherwise payable under Section 3.2a for the Bonus Period in which such termination of employment occurs; provided, however, that (i) the Bonus Period shall be deemed to end on the last day of the calendar quarter in which the Executive's employment so terminates, and (ii) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon audited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board. The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the "TERMINATION YEAR BONUS".

                 c. The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

                 d. Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "INCENTIVE COMPENSATION." Each period for which Incentive Compensation is payable hereunder is sometimes hereinafter referred to as a "BONUS PERIOD." Unless otherwise specified by the Board, the Bonus Period shall be the calendar year.

                 e. Notwithstanding the above, the Executive shall receive a year 2000 bonus (the "Year 2000 Bonus Plan") as prescribed on Exhibit A hereto payable in accordance with the Company's regular bonus payment schedule for similar situated executives.

     4.    EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

           4.1 REIMBURSEMENT OF EXPENSES. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

           4.2 COMPENSATION/BENEFIT PROGRAMS. During the Term of Employment, the

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Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

           4.3 WORKING FACILITIES. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

           4.4 STOCK OPTIONS. During the Term of Employment hereunder, and subject to the execution of any other applicable agreements, the Executive shall be eligible to receive options (the "INITIAL STOCK OPTIONS") to purchase up to 35,000 shares of common stock (the "COMMON STOCK") of the Company, to be determined by the Chairman of the Company based upon the Executive's performance and services rendered to the Company in calendar year 2001, and subject to the approval by both the Compensation Committee and the Board at their regular annual review of employee performance to be held in calendar year 2002. If and to the extent awarded, the Initial Stock Options shall be granted under (and therefore subject to all terms of) the Company's stock option plan (the "STOCK OPTION PLAN") and pursuant to the terms of a certain stock option agreement (the "OPTION AGREEMENT") to be entered into by and between the Executive and the Company. In addition, during the Term of Employment, the Executive shall be eligible to be granted additional options under the Company's Stock Option Plan. The number, if any, of additional options and terms and conditions thereof shall be determined by the Committee appointed pursuant to the Stock Option Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Stock Option Plan.

           4.5 OTHER BENEFITS. The Executive shall accrue up to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any accrued vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. Notwithstanding the foregoing, in no event shall the Executive's accrued vacation time exceed four (4) weeks at any point in time. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

           4.6 RELOCATION ALLOWANCE. Upon submission of proper documentation to the Company by the Executive, the Company shall reimburse the Executive for all reasonable relocation expenses incurred by the Executive. For this purpose, relocation expenses shall include house-hunting trips, realtor's fees for the sale of Executive's current home, moving expenses for household items, costs of obtaining a new mortgage including associated closing costs and points, and travel/transition of the Executive's family to Florida. In addition, the Company shall reimburse the Executive on a grossed-up basis in the event that any federal, state and local taxes are assessed upon the Executive with respect to payments made pursuant to this Section 4.6. If the Executive terminates his employment with the Company pursuant to Section 5.5 hereof (a) prior to the first anniversary of the Commencement Date hereof, then the

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Executive immediately shall refund to the Company the full amount of any relocation expenses reimbursed by the Company pursuant to this Section 4.7, or
(b) on or after the first anniversary of the Commencement Date hereof but prior to the second anniversary of the Commencement Date (the "SECOND YEAR"), then the Executive shall refund to the Company a portion of any relocation expenses reimbursed by the Company pursuant to this Section 4.7, determined by multiplying the total amount of relocation expenses paid to the Executive by a fraction the numerator of which shall be equal to the number of full calendar months the Executive was employed by the Company during the Second Year and the denominator of which is 12. The Company shall be entitled to offset the refund payable by the Executive pursuant to the prior sentence against any amounts payable by the Company to the Executive.

     5.    TERMINATION.

           5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term "CAUSE" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) a conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Executive's duties hereunder, which the Board in its reasonable discretion deems to be good and sufficient cause to terminate the Executive's employment with the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive any unpaid Base Salary through the date of termination and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for accrued and unused vacation days).

           5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company's long term disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Board shall have sole discretion based upon competent medical advice to determine whether the Executive is or continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (iii) pay to the Executive his Termination Year

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Bonus, if any, at the time provided in Section 3.2b hereof. Upon any termination effected and compensated pursuant to this SECTION 5.2, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for accrued and unused vacation days).

           5.3 DEATH. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, and (iii) pay to the estate of the deceased Executive, the Executive's Termination Year Bonus, if any, at the time provided in Section 3.2b hereof. Upon any termination effected and compensated pursuant to this SECTION 5.3, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for accrued and unused vacation days).

           5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall
(i) pay to the Executive any unpaid Base Salary through the date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, (iii) continue to pay the Executive's Base Salary for a period of twelve (12) months following the termination of the Executive's employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2b. Upon any termination effected and compensated pursuant to this SECTION 5.4. the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for accrued and unused vacation days).

           5.5   TERMINATION BY EXECUTIVE.

                 a. The Executive shall at all times have the right, by written notice not less than one hundred and eighty (180) days prior to the termination date, to terminate his Employment Term.

                 b. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company. Upon any termination effected and compensated pursuant to this Section 5.5(b), the Company shall have no further liability hereunder (other than for (x) reimbursement for

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reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for accrued and unused vacation days).

           5.6   CHANGE IN CONTROL OF THE COMPANY.

                 a. Unless otherwise provided in Section 5.7 hereof, in the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, the Company shall pay to the Executive, within thirty (30) days of the Change in Control, a lump sum payment equal to one times the Executive's annual Base Salary. In addition, if a Change in Control of the Company occurs during the Term of Employment, and prior to one year after the date of the Change in Control, the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.4 hereof, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of the termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (3) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2 hereof, and (4) pay to the Executive, within 30 days of the termination of his employment hereunder, a lump sum payment equal to two times the Executive's annual Base Salary. The Company shall have no further liability hereunder (other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (2) payment of compensation for accrued and unused vacation days).

                 b. For purposes of this Agreement, the term "CHANGE IN CONTROL" shall mean:

                       (i)     Approval by the shareholders of the Company of
(x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

                       (ii) Individuals who, as of the Commencement Date of this Agreement, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption, of office is in connection with an actual or threatened election contest relating

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to the election of the Directors of the Company) shall be, for purposes of this
Agreement, considered as though such person were a member of the Incumbent Board; or

                       (iii) the acquisition (other than by or from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of 50% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors [(hereinafter referred to as the ownership of a "CONTROLLING INTEREST") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries].

           5.7   CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

                 a. For purposes of this section, (i) A PAYMENT shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) AGREEMENT PAYMENT shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 5.7); (iii) NET AFTER TAX RECEIPT shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year;
(iv) "PRESENT VALUE" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "REDUCED AMOUNT" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and
(b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount equal to or less than the sum of all Payments.

                 b. Anything in this Agreement to the contrary notwithstanding, in the event that the Company's independent auditors or, at the Executive's Option, any other nationally or regionally recognized firm of independent accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld (the "ACCOUNTING FIRM"), shall determine that receipt of all Payments would subject the Executive to tax under
Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "REDUCED AMOUNT." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

                 c. If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed

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calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

                 d. While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will not have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("OVERPAYMENT") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("UNDERPAYMENT"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan AB INITIO to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section I and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

           5.8 RESIGNATION. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

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           5.9   SURVIVAL. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

     6.    RESTRICTIVE COVENANTS.

           6.1 NON-COMPETITION. At all times while the Executive is employed by the Company and for a one (1) year period immediately following the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company's business (for purposes of this Agreement, any business that engages in the management or provision of anatomic pathology diagnostic services {whether through physician practices, laboratories, hospitals, medical or surgery centers or otherwise} shall be deemed to compete with the Company's business); provided that such provision shall not apply to the Executive's ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5.0%) of any class of capital stock of such corporation.

           6.2 CONFIDENTIAL INFORMATION. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, employees, employee compensation or benefits, employment practices and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company or to the extent required by law.

           6.3 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times while the Executive is employed by the Company and for the two (2) year period immediately following the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for or on behalf of any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or solicit the termination of employment of or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company (or of its physician practices or laboratories) on behalf of any person or entity in connection with any business that competes with the Company's business, nor shall the Executive make known the names and/or addresses of such employees, customers or clients or any information relating in any manner to the Company's trade or business relationships with such employees, customers or clients, other than in connection with the performance of Executive's duties under this Agreement.

           6.4 OWNERSHIP OF DEVELOPMENTS. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "WORK PRODUCT") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

           6.5 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

           6.6 DEFINITION, OF COMPANY. Solely for purposes of this Article 6, the term "COMPANY" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

           6.7 ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

           6.8 REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

           6.9 EXTENSION OF TIME. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this
Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this
Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

           6.10 SURVIVAL. the provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of its affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palm Beach County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

     9. SECTION 162(m) LIMITS. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("SECTION 162(m)") of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 9 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

     10. ASSIGNMENT. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

     11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

     12. ENTIRE AGREEMENT: PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. In addition, this shall supercede and replace the Executive's Prior Employment Agreement, as well as any and all other Employment and Severance Agreements, and as of the Commencement Date hereof, the Prior Employment and Severance Agreements shall terminate and shall no longer have any force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

     13. NOTICES: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           IF TO THE EXECUTIVE:

           BRIAN CARR
           2l52 Chickering Lane
           Nashville, TN 37215

           IF TO THE COMPANY:

           AmeriPath, Inc.
           7289 Garden Road, Suite 200
           Riviera Beach, FL 33404
           Attention: Chairman of the Board
     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     14. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     15. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     16. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     17. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement, In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     18. SECTION HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     20. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

                          [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                             COMPANY:

                                             AMERIPATH, INC., a Delaware
                                             corporation


                                             By:   /s/ James C. New
                                                --------------------------------
                                             Name: James C. New
                                             Title: Chairman and Chief Executive
                                             Officer

                                             EXECUTIVE:

                                               /s/ Brian C. Carr
                                             -----------------------------------
                                             BRIAN C. CARR

                                    EXHIBIT A

  2000 Bonus Targets

              PERCENTAGE                                       BRIAN CARR
------------------------------------------      -------------------------------------------
      2000 100% Base Total Opportunity          $80,000

             2000 discretionary                 $47,000
                  base

         2000 non-discretionary portion         $33,000

          40% of discretionary base             Annual pre-corporate EBITDA of $5.883
 Sliding scale below 100%; at 69% no bonus      million on existing regions (an increase of
           100%  goal = 100% base               22.7% over 1999)
 110% goal = 120% base
 120% goal = 140% base
 130% goal = 160% base
 140% goal = 180% base
 150% goal = 200% base
    % as indicated on discretionary base        Implementation of additional 2000
                                                compliance programs and procedures
                                                               5%

    % as indicated on discretionary base                       N/A

      %10 on discretionary base                    Integrate PathSource with minimum of
  (only applicable if PathSource closes)        $1.0 million corporate/operating synergies

  % as indicated; sliding scale down, no bonus  Add new groups with minimum total
         earned at  69% or below.               annualized EBITDA (precorporate)of
                                                $5.5 million
                                                               20%

 Subjective amount                                             25%

                        AMENDMENT TO EMPLOYMENT AGREEMENT

           THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made this 1st day of April, 2001, by and between AMERIPATH, INC., a Delaware corporation (the "Company") and BRIAN C. CARR (the "Executive").

                                   WITNESSETH

           WHEREAS, the Company and the Executive entered into an Employment Agreement on November 30, 2000 (the "Agreement"); and

           WHEREAS, the Company and the Executive wish to amend the Agreement.

           NOW, THEREFORE, in consideration of the Executive's continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows.

           1. RECITALS. The foregoing recitals are true and correct and are incorporated herein by this reference.

           2. REPAYMENT OF RELOCATION EXPENSE. Delete the fourth and fifth sentences of Subsection 4.6 and insert the following at the end of third sentence of Subsection 4.6 of the Agreement: "The Executive shall have no obligation to refund any relocation expenses reimbursed by the Company."

           3. VESTING OF OPTIONS UPON AND AFTER CHANGE IN CONTROL. Insert the following at the end of the first sentence in Subsection 5.6 a. of the
Agreement: "and accelerate the vesting of all AmeriPath Stock Options which have been granted to the Executive, so that the unvested shares are one hundred (100) percent vested." Insert the following at the end of the second sentence in Subsection 5.6 a. of the Agreement: "and (5) accelerate the vesting of all AmeriPath Stock Options which have been granted to the Executive since the Change in Control but are unvested, so that the unvested shares are one hundred
(100) percent vested."

           4. CHANGE CONTROL ANNIVERSARY BONUS. Insert the following as Subsection 5.6 c. in the Agreement:

 If, on the date of the one-year anniversary of the date of the Change In Control, the Executive is in the employ of the Company, or any successor thereto or assign thereof, the Executive shall be paid, on such one-year anniversary date, an additional lump sum bonus equal to one times the Executive's annual Base Salary as determined immediately prior to the Change in Control Date (the "Anniversary Bonus").

           5. CONFLICTING TERMS & SURVIVAL OF AGREEMENT. Except as specifically set forth herein, the Agreement shall remain in full force and effect. In the event the terms of this Amendment shall conflict with the terms of the Agreement, the terms of this Amendment shall control.

           6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together constitute one documents.

           7. FINAL AGREEMENT. The Agreement, as amended by this Amendment, constitute the final agreement between the parties hereto and supercedes any prior or contemporaneous agreement or representation, oral or written, among them with respect to the matters set forth in the Agreement and this Amendment.

           IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

                                      COMPANY

                                      AMERIPATH, INC.

                                      By:  /s/ James C. New
                                           -------------------------------------
                                           James C. New
                                           Chairman and Chief Executive Officer


                                      EXECUTIVE

                                      /s/ Brian C. Carr
                                      ------------------------------------------
                                      Brian C. Carr

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT ("Second Amendment") is made this 6 day of December, 2002, by and between AMERIPATH, INC., a Delaware corporation (the "Company") and BRIAN C. CARR (the "Executive").

                               W I T N E S S E T H

     WHEREAS, the Company and the Executive entered into an Employment Agreement on November 30, 2000 (the "Employment Agreement"); and

     WHEREAS, the Company and the Executive entered into an Amendment to the Employment Agreement on April 1, 2001 (the "First Amendment"); and

     WHEREAS, the Company and the Executive wish to further amend both the Employment Agreement and the First Amendment only if there is a Change in Control transaction of the Company on or before December 31, 2003.

     NOW, THEREFORE, in consideration of the Executive's exemplary efforts on behalf of the Company and his continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the Company and the Executive further agree as follows:

     1. RECITALS: The foregoing recitals are true and correct and are incorporated herein by this reference.

     2. CHANGE IN CONTROL BONUS: Insert the following as subsection 5.6 a. in the Employment Agreement and in place of subsection 4. in the First
           Amendment:

Unless otherwise provided in Section 5.7 hereof, in the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Turn of Employment, the Executive shall be paid Nine Hundred Seventy Five Thousand Dollars Exactly ($975,000) in a lump sum, less applicable withholding and other taxes, no later than the effective date of the Change in Control. This sum of $975,000 equals three year's annual Base Salary at the Executive's current rate of $300,000 and the payments of the Executive's 2002 performance bonus equal to $75,000. In the event the Executive is terminated for any reason or the Executive terminates the agreement after a Change in Control, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of the Executive's termination, and (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination. Upon any termination effected and compensated pursuant to this paragraph, the Company shall have no further liability hereunder (other than for (1) reimbursement of reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, (2) payment of compensation for accrued and unused vacation days, and (3) Continuation of Benefits pursuant to Section 3 of this Second Amendment).

     3. CONTINUATION OF BENEFITS: The Company, or its successor, agrees to pay the premiums for health insurance benefit continuation coverage for Executive and his family under the same terms and conditions as though he were an employee, for a period of one year following his effective date of termination. Thereafter, Executive shall be responsible for payments to continue such coverage in effect at that time at the group rates applicable pursuant to COBRA continuation coverage.

     4. NON-COMPETITION. In the first sentence of Section 6.1 of the Employment Agreement, replace "one (1) year period" with "two (2) year period".

     5. CONFLICTING TERMS & SURVIVAL OF AGREEMENT. Except as specifically set forth herein, the Agreement shall remain in full force and effect. In the event the terms of this Second Amendment shall conflict with the terms of either the Employment Agreement or the First Amendment, the terms of this Second Amendment shall control.

     6. COUNTERPART. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together constitute one document.

     7. FINAL AGREEMENT. The Employment Agreement, the First Amendment and the Second Amendment constitute the final agreement between the parties hereto and supersedes any prior or contemporaneous agreement or representation, oral written, among them with respect to the matters set forth in the Agreement and this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

                                      COMPANY - AMERIPATH, INC.

                                      By:  /s/ James C. New
                                           -------------------------------------
                                           James C. New
                                           Chairman and Chief Executive Officer


                                      EXECUTIVE

                                      /s/ Brian C. Carr
                                      -----------------------------------------
                                      Brian C. Carr